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[KTR LOGO]      KOEPPEL TENER REAL ESTATE SERVICES, INC.
                Valuation Division


                           CASA GRANADA APARTMENTS
                          RESTRICTED APPRAISAL REPORT
                               LIMITED APPRAISAL

                     Located at 1814 East Washington Avenue
                              City of Harlingen,
                             Cameron County, Texas


Submitted to:                       Mr. Nick Husak
                                    Insignia Financial Group
                                    One Insignia Financial Plaza
                                    Greenville, SC 29602

Effective Date of Appraisal:        December 31, 1997

Date of Report:                     April 10, 1998

Prepared by:                        KOEPPEL TENER REAL ESTATE
                                      SERVICES, INC.
                                    5477 Glen Lakes Drive, Suite 202
                                    Dallas, Texas 75231

[KOEPPEL TENER REAL ESTATE SERVICES, INC. LETTERHEAD]

Mr. Nick Husak                                                 April 10, 1998
IFGP Corporation
One Insignia Financial Plaza
Greenville, SC 29602

Reference: Casa Granada Apartments
           1814 East Washington Avenue
           City of Harlingen, Cameron County, Texas.


Dear Mr. Husak:

In accordance with our engagement letter dated February 4, 1998, we have appraised the above captioned property as of December 31, 1997. This appraisal and final estimate of value has been based upon a careful and personal inspection of the property and upon research into various factors that influence value. The purpose of this report is to estimate the Market Value of the Fee Simple Estate of the subject property. The function of this appraisal is to update prior appraisals prepared on the subject property by KTR. The date of the most recent prior appraisal is April 15, 1997. The results of our appraisal are presented in the attached Restricted Appraisal Report.

Briefly described, the subject property consists of 5.4322 acres of land improved with a 108 unit garden style apartment complex. The improvements were reportedly built in 1965. According to the rent roll provided by our client, the subject contains approximately 92,118 net rentable square feet of living area, which suggests an average unit size of 853 square feet. Ancillary improvements include an office/clubhouse, three laundry facilities, covered parking, two swimming pools, asphalt paved parking, concrete walkways, and landscaping. The improvements are in average condition.

The results of our appraisal of the subject property are conveyed in the ensuing Restricted Appraisal Report which has been prepared in compliance with the reporting requirements set forth under Standards Rule 2-2(C) of the Uniform Standards of Professional Appraisal Practice (USPAP). This report was prepared solely for the use of Insignia Financial Group and from a traditional Self-contained Appraisal Report due to the brevity of the presentation and absence of data and analysis. The appraisers are not responsible for unauthorized use of this report by anyone other than whom it has been specifically prepared. Others are notified that the report may not be understood properly without supporting data and additional information contained in the work file of the appraisers.

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division

April 10, 1998
Mr. Nick Husak
Page 2

In view of the pertinent facts mentioned herein and based upon the analysis of data which has been considered in connection with this report, it is the opinion of the undersigned that the Market Value of the Fee Simple Estate of the subject property, as of December 31, 1997 is:

                   TWO MILLION FOUR HUNDRED THOUSAND DOLLARS
                                  ($2,400,000)

It has been a pleasure to be of service to you. Please feel free to contact the undersigned with any questions you may have regarding our conclusions.

Respectfully submitted,

KOEPPEL TENER REAL ESTATE SERVICES, INC.


By: /s/ Steven J. Goldberg
    -----------------------------
    Steven J. Goldberg, MAI, CCIM
    Senior Vice President


By: /s/ Jackson L. Aills
    ---------------------
    Jason L. Aills
    Appraiser

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division

                          RESTRICTED APPRAISAL REPORT
                            OF THE TOWN AND COUNTRY
                                SHOPPING CENTER

                         Located at 3611 1st Avenue SE
                    City of Cedar Rapids, Linn County, Iowa

Submitted to:                       Mr. Nick Husak
                                    Insignia Financial Group
                                    Insignia Financial Plaza
                                    P.O. Box 1089
                                    Greenville, SC 29602

Effective Date of Appraisal:        December 31, 1997

Date of Report:                     April 18, 1998

Prepared by:                        KOEPPEL TENER REAL ESTATE
                                        SERVICES, INC.
                                    5477 Glen Lakes Drive
                                    Suite 202
                                    Dallas Texas 75231

[KOEPPEL TENER REAL ESTATE SERVICES, INC. LETTERHEAD]

Mr. Nick Husak                                           April 18, 1998

Insignia Financial Group
One Insignia Financial Plaza
Greenville, SC 29602

Reference:  Town and Country Shopping Center
            3611 1st Avenue,
            Cedar Rapids, Linn County, Iowa.

Dear Mr. Husak:

In accordance with the engagement letter dated February 4, 1998, we have appraised the above captioned property as of December 31, 1997. This appraisal and final estimate of value has been based upon a careful and personal inspection of the property and upon research into various factors that influence value. The purpose of this report is to estimate the Market Value of the Leased Fee Interest in the subject property. The function of this appraisal is to update the value of the subject property subsequent to the date previous appraisals of the property were prepared by this firm, on February 25, 1996, and April 30, 1997. The results of our appraisal are presented in the attached Restricted Appraisal Report.

The appraised property consists of two multi-tenant retail buildings and an outparcel restaurant building. There is 86,597 square feet of above grade retail space, 5,505 square feet of second floor office space, and 26,600 square feet of leasable basement space. There is another +/-50,000 square feet of unleasable vacant space. For analysis purposes we have utilized a gross leasable area of 122,449 square feet. The property is 67% occupied. Most of the vacant space is the former bowling alley (18,600 square feet) located in the basement. This space was vacated by the tenant in May 1997. The leasing agent reported that this space does not meet current code requirements and is considered to be unleaseable. In addition, Whitlock Auto (13,445 square feet) vacated their space during the preceding year. Recently signed leases include The Discovery Shop (1,798 square feet), Plaza Paint & Decorating (3,465 square feet) and M's Studio (1,517 square feet).

The improvements exist on 8.235 acres of which 7.544 acres are leased from Louis and Lucille Shulman through January 31, 2056. The remaining 0.691 acres are owned in fee by Mesa Dunes, Wakonda and Town & Country Partners. The structural improvements were reportedly constructed in 1955 as the first shopping center in Iowa. The improvements are in average condition.

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division


Mr. Nick Husak
Insignia Financial Group
Page 2


There are several ownership interests involved with the subject property. The interests appraised in this assignment relate to those held by Mesa Dunes, Wakonda and Town & Country Partners. Essentially, the property rights appraised includes: the leasehold interest in 7.544 acres; the leased fee interest in the improvements on the 7.544 acres; the fee simple interest in the 0.691 acres; and, the subleased fee interest in the parking lot. The parking lot lease relates to the access and use of the subject's parking lot by the patrons of a building adjoining the subject which is owned by Saltzman Enterprises, Ltd.

The results of our appraisal of the subject property are conveyed in the ensuing Restricted Appraisal Report which has been prepared in compliance with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice (USPAP). This report was prepared solely for the use of IFGP Corporation and differs from a traditional Self-contained Appraisal Report due to the brevity of the presentation and absence of data and analysis. The appraisers are not responsible for unauthorized use of this report by anyone other than whom it has been specifically prepared. Others are notified that the report may not be understood properly without supporting data and additional information contained in the work file of the appraisers.

In view of the pertinent facts mentioned herein and based upon the analysis of data which has been considered in connection with this report, it is the opinion of the undersigned that the Market Value of the various interests appraised, as of December 31, 1997, is:

                  THREE MILLION FIVE HUNDRED THOUSAND DOLLARS
                                 ($3,500,000)

Respectfully submitted,

KOEPPEL TENER REAL ESTATE SERVICES, INC.


By: /s/ Robert T. Don                 By: /s/ Steven J. Goldberg,
   ------------------                     -----------------------
   Robert T. Don                          Steven J. Goldberg, MAI
   Senior Appraiser                       Senior Vice President

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division


                          RESTRICTED APPRAISAL REPORT
                            OF THE WAKONDA ON FLEUR
                                SHOPPING CENTER

                          Located at 4313 Fleur Drive
                     City of Des Moines, Polk County, Iowa

Submitted to:                       Mr. Nick Husak
                                    Insignia Financial Group
                                    One Insignia Financial Plaza
                                    Greenville, SC 29602

Effective Date of Appraisal:        December 31, 1997

Date of Report:                     April 18, 1998

Prepared by:                        KOEPPEL TENER REAL ESTATE
                                       SERVICES, INC.
                                    5477 Glen Lakes Drive, Suite 202
                                    Dallas, Texas 75231

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division


Mr. Nick Husak                        April 18, 1998
Insignia Financial Group
One Insignia Financial Plaza
Greenville, SC 29602

Reference: Wakonda on Fleur Shopping Center
           4313 Fleur Drive
           City of Des Moines, Polk County, Iowa.

Dear Mr. Husak:

In accordance with the engagement letter dated February 4, 1998, we have appraised the above captioned property as of December 31, 1997. This appraisal and final estimate of value has been based upon a careful and personal inspection of the property and upon research into various factors that influence value. The purpose of this report is to estimate the Market Value of the Leased Fee Interest in the subject property. The function of this appraisal is to update prior appraisals prepared on the subject property by this firm. The date of the most recent prior appraisal is April 30, 1997. The results of this appraisal are presented in the attached Restricted Appraisal Report.

Briefly described, the subject consists of two multi-tenant retail buildings containing 139,851 square feet of gross leasable area, as per the measurements taken from lease abstracts. The structural improvements were reportedly constructed in 1964 with later additions in 1968. The last significant renovations occurred in 1990 and 1991. The improvements are in good condition relative to their age. It is noted that there is also a branch bank building and a McDonald's restaurant situated on lease land, the improvements upon which are not part of the subject property. The total site area measures 12.26 acres. The owner of record is Mesa Dunes, Wakonda and Town & Country Partners.

The results of our appraisal of the subject property are conveyed in the ensuing Restricted Appraisal Report which has been prepared in compliance with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice (USPAP). This report was prepared solely for the use of IFGP Corporation and differs from a traditional self-contained appraisal due to the brevity of the presentation and absence of data and analysis. The appraisers are not responsible for unauthorized use of this report by anyone other than whom it has been specifically prepared. Others are notified that the report may not be understood properly without supporting data and additional information contained in the work file of the appraisers.

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division


April 18, 1998
Mr. Nick Husak
Page 2

In view of the pertinent facts mentioned herein and based upon the analysis of data which has been considered in connection with this report, it is the opinion of the undersigned that the market value of the leased fee estate of the subject property, as of December 3l, 1997 is:

                   FOUR MILLION ONE HUNDRED THOUSAND DOLLARS
                                 ($4,100,000)

Respecfully submitted,

KOEPPEL TENER REAL ESTATE SERVICES, INC.

By: /s/ Steven Goldberg
    -------------------
    Steven Goldberg, MAI
    Senior Vice President

By: /s/ Robert T. Don
    -----------------
    Robert T. Don
    Senior Appraiser

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division

                          MESA DUNES MOBILE HOME PARK
                          RESTRICTED APPRAISAL REPORT

                       Located at 7807 East Apache Trail
                        Mesa, Maricopa County, Arizona

Submitted to:                        Mr. Nick Husak
                                     Insignia Financial Group
                                     One Insignia Financial Plaza
                                     P.O. Box 1089
                                     Greenville, South Carolina 29602

Effective Date of Appraisal:         December 31, 1997

Date of Report:                      April 13, 1998

Prepared By:                         KOEPPEL TENER REAL ESTATE
                                       SERVICES, INC.
                                     5477 Glen Lakes Drive, Suite 202
                                     Dallas, Texas 75231

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.



Mr. Nick Husak                           April 13, 1998
Insignia Financial Group
One Insignia Financial Plaza
P.O. Box 1089
Greenville, SC 29602

Reference:  Mesa Dunes Mobile Home Park
            7807 East Apache Trail
            Mesa, Maricopa County, Arizona.

Dear Mr. Husak:

In accordance with our engagement letter dated February 4, 1998, we have appraised the above captioned property as of December 31, 1997. This appraisal and final estimate of value has been based upon a careful and personal inspection of the property and upon research into various factors that influence value. The purpose of this report is to estimate the Market Value of the Fee Simple Estate of the subject property. The function of this appraisal is to update prior appraisals prepared on the subject property by KTR. The date of the most recent prior appraisal is April 12, 1997. The results of our appraisal are presented in the attached Restricted Appraisal Report.

Briefly described, the subject property consists of a 451-space mobile home park which includes 283 single-wide spaces, 123 double-wide spaces and 45 Recreational Vehicle spaces. Building improvements include a 970 square foot manager's office, a 5,700 square foot recreation building and a 1,500 square foot laundry/library/restroom building. Combined, the structural improvements contain 8,170 square feet of gross building area. The property also contains a swimming pool with Jacuzzi spa, 12 shuffle board courts, four horseshoe pits, a picnic area, and an enclosed trailer storage yard. The improvements were constructed in 1954 on 41.11 acres of land. The improvements were observed to be in average to good condition relative to their age. There were no significant items of deferred maintenance observed or noted during our inspection of property on April 7, 1998.

The property is a "Senior" designated mobile home park, requiring tenants to be 55 years of age or older. However, the City of Mesa does not have an ordinance requiring spaces to be rented to "Seniors" only.

The results of our appraisal of the subject property are conveyed in the ensuing Restricted Appraisal Report which has been prepared in compliance with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice (USPAP). This report was prepared

[KTR LOGO]     KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division



Mr. Nick Husak                                                  April 13, 1998
Insignia Financial Group                                                Page 2

solely for the use of IFGP Corporation and differs from a traditional self-contained appraisal due to the brevity of the presentation and absence of data and analysis. The appraisers are not responsible for unauthorized use of this report by anyone other than whom it has been specifically prepared. Others are notified that the report may not be understood properly without supporting data and additional information contained in the work file of the appraisers.

In view of the pertinent facts mentioned herein and based upon the analysis of data which has been considered in connection with this report, it is the opinion of the undersigned that the Market Value of the Fee Simple Estate of the subject property, as of December 31, 1997 is:

                  NINE MILLION THREE HUNDRED THOUSAND DOLLARS
                                  ($9,300,000)

It has been a pleasure to be of service to you. Please feel free to contact the undersigned with any questions you may have regarding our conclusions.

Respectively submitted,

KOEPPEL TENER REAL ESTATE SERVICES, INC.

By: /s/ Steven J. Goldberg
    ----------------------
    Steven J. Goldberg, MAI
    Senior Vice President

CLIENT:        Mr. Nick Husak
               Insignia Financial Group
               One Insignia Financial Plaza
               P.O. Box 1089
               Greenville, SC 29602

APPRAISERS:    Douglas McConnell,
               Peter F. Stork, MAI
               Koeppel Tener Real Estate Services, Inc.
               242 Old New Brunswick Road
               Piscataway, NJ 08901

SUBJECT: The subject proprty, known as Lazy Hollow Apartments, is situated along both sides of Cloud Leap Court west of its intersection with Tamar Drive, in Columbia, Howard County, Maryland. It is legally identified as Map 36, Grid 12, Parcel 344A.

PURPOSE OF APPRAISAL: To estimate the market value as defined by the Office of the Controller of the Currency under 12 CFR, Part 34, Subpart C.

INTENDED USE OF REPORT: For the sole purpose of assisting the client, Insignia Financial Group, in establishing a current market value which updates our previously estimated market value as of May 2, 1997

INTEREST VALUED: Leased Fee Estate

EFFECTIVE DATE OF APPRAISAL: March 26, 1998

APPRAISAL DEVELOPMENT AND REPORTING PROCESS: In preparing this appraisal the appraiser inspected the subject site; gathered information from the subject's neighborhood and similar competitive neighborhoods in the Columbia area. Specifically, comparable sales and rentals were confirmed with at least one party to the transaction. The information was then analyzed and applied through use of the income and sales comparison approach. The cost approach was not employed at the request of the client. The cost approach is not an applicable approach to value for this particular property type. Therefore, the absence of the cost approach technically does not make this a limited appraisal and thereby departure has not been invoked.

The appraisal assignment is specific to the valuation of multi-family rental properties. The income capitalization approach is the most common technique for valuing multi-family rental properties and is the preferred method when adequate data is available. Based upon the nature of the property and quality of data the income capitalization approach is considered most applicable for the subject.

To develop the opinion of value, the appraiser performed a complete appraisal process, as defined by the Uniform Standards of Professional Appraisal Practice. This means that no departures from Standards I were invoked.

REAL ESTATE APPRAISED:  8782 Cloud Leap Court
                        Columbia, Howard County, Maryland
                        Map 36, Grid 12, Parcel 344A

MARKET OVERVIEW: Howard County, located along the Baltimore-Washington corridor, is an attractive place to live and do business. Population growth is strong, rising from 118,572 in 1980 to 217,158 in 1995 and 228,797 in July 1997. In the
five year period between 1989 and 1994, employment in the county increased by 17,493 jobs, the largest increase in the Baltimore region. The labor force is estimated, as of 1995, at 129,920. The City of Columbia, located in central southern Howard County, is a planned community begun in the 1960's and now nearing completion. Columbia is an appealing residential location. New construction is occurring selectively. We are aware of one, high end, community being constructed approximately five miles from the subject. There is a substantial inventory of apartments in the Columbia area, which can produce competitive conditions periodically. Most move outs in the subject are due to transfer or home ownership. Occupancy is up since the last appraisal and the use of concessions has been curtailed due to strong demand.

HIGHEST AND BEST USE: The highest and best use of the subject property, as vacant, is speculative hold for multifamily development. The highest and best use of the property, as improved, is for continued use as a rental apartment complex.

SALES COMPARISON APPROACH: To estimate the value of the subject property by the Sales Comparison Approach, we have analyzed 12 sales of apartment properties located in the Baltimore area (see table in addenda). Three of these sales transpired since our prior appraisal. The sales are analyzed on a price per unit and effective gross income multiplier (EGIM) basis.

The sales reflect a price per unit range of $40,794 to $87,179. Considering all factors which influence value, and emphasizing the more recent transactions, the estimated unit value for the subject property is $46,000. Applying this unit value to the subject's 178 units results in a value estimate of $8,188,000, rounded to $8,200,000. The EGIMs reflected by the sales range from 5.6 to 6.9. An EGIM of 5.0 is selected for the subject. This low EGIM is a reflection of the subject's relatively high expense ratio. Applying this to the subject's effective gross income, $1,606,698, results in a value estimate of $8,033,489. Since the EGIM approach is more directly attuned to the subject's income characteristics, it is emphasized. Debiting the cost of painting the exterior of the buildings, which is scheduled for 1998 at a cost of $50,000, suggests an as is value of

$8,000,000 Rd. ($8,033,489 - $50,000 = $7,983,489)

INCOME APPROACH: Rents in the subject property have increased over the past 12 months. Current average contract rent stands at $782 per month, versus $742 at the time of our prior appraisal. These rents are well supported by competitive properties in the Columbia market (see table in addenda). Expenses decreased slightly from 1995 to 1996 and again from 1996 to 1997; primarily due to reduced administrative expense in 1997 and reduced capital expenses. Based upon a review of industry publications and investor surveys, discussions with market participants, a review of the comparable sales employed in the Sales Comparison Approach, and considering the subject's investment attributes, a capitalization rate of 9.5% is considered appropriate. Applying this rate to the projected net operating income of $757,038, results in a value estimate of $7,918,821, rounded to $7,900,000, net of the painting expense.

CONCLUDED VALUE: Application of the sales comparison approach and income approach has resulted in nearly identical value indications. Placing greater weight upon the result of the income approach, the value of the leased fee interest in the subject property, as of March 26, 1998, was $7,900,000, or $44,487 per unit.




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                [THE APPRAISAL FOR HOMESTEAD APARTMENTS WILL BE
                     FILED VIA AMENDMENT AT A LATER DATE.]